Exhibit 10.91
February 24, 2006
PRIVATE & CONFIDENTIAL
Laurent C. Lutz, Esq.
Employment Letter and Terms and Conditions of Employment
Full-Time, Salaried General Counsel and Managing Director
Dear Laurent:
On behalf of BearingPoint, Inc. (the “Company”), by this letter (the “Employment Letter”), I am pleased to offer you the position of General Counsel and Managing Director of the Company in our Chicago office, effective February 27, 2006 (the “Effective Date”). Your annualized salary will be $500,000, paid semi-monthly, subject to standard withholdings and deductions. You will also be eligible to participate in the Company’s 2000 Long-Term Incentive Plan, or any successor program (the “LTIP”) and be eligible for future compensation adjustments, but in no event will your annualized salary be decreased below $500,000 unless the decrease is part of a general reduction applicable to executive level personnel. You will also be subject to the terms and conditions of any managing director incentive compensation plan that has been approved by the Compensation Committee of the Company’s Board of Directors. You will report directly to the Chief Executive Officer (the “CEO”) of the Company and your performance will be reviewed by the CEO at least annually. You will have such duties and responsibilities as are commensurate with your position. Your employment shall be “at-will.” Your employment may be terminated by the Company at any time and for any or no reason. Your employment may be terminated by you with three months’ prior notice, as provided in your Managing Director Agreement.
Equity. Effective on the first business day after the earlier of (i) the date the Company ceases for any reason to be a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) the date that an effective Form S-8 is filed or is on file that covers the shares of common stock of the Company issuable under the restricted stock units to be granted to you (the “RSU Grant Date”), you shall receive an award of the number of restricted stock units that results from dividing $1,750,000 minus the amount of Cash Award Payments (as defined below), if any, made to you prior to the RSU Grant Date by the “Fair Market Value” (as such term is defined in the Restricted Stock Unit Agreement attached hereto) of one share of the Company’s common stock on the RSU Grant Date and rounding up the result to the nearest number of whole shares (the “Restricted Stock Units”). Subject to accelerated vesting as provided herein and subject to appropriate modification of the vesting schedule as set forth in Exhibit A based

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February 24, 2006

on the Company’s payment of any Cash Award Payments described below, 60% of the Restricted Stock Units shall become vested on June 30, 2006 (the “First RSU Vesting Date”) and the remaining 40% will vest ratably (in 10% installments) beginning on December 31, 2007 and each year thereafter, so that 100% of the Restricted Stock Units shall be vested on December 31, 2010 (each date on which a portion of the Restricted Stock Units becomes vested, a “Vesting Date”).
In the event that the Company is a reporting company under the Exchange Act and an effective Form S-8 has not been filed on or prior to the date(s) set forth below, the Company shall, in lieu of the granting, vesting and settlement of the Restricted Stock Units in accordance with the Restricted Stock Unit Agreement on the applicable date(s), make a payment to you in cash of the following amount(s) (the “Cash Award Payments”) on the date(s) set forth opposite such amount (the “Award Payment Dates”) to the extent that you would have been vested in the corresponding Restricted Stock Units:

Cash Award Payment	Award Payment Dates
$525,000	July 1, 2006
$525,000	June 30, 2007
$175,000	December 31, 2007 and on each December 31st until and including December 31, 2010
On the RSU Grant Date, you will receive a Restricted Stock Unit Agreement substantially in the form attached hereto that details the various terms of the grant of the Restricted Stock Units, including terms and conditions related to the settlement of the Restricted Stock Units, and requires your signature of acceptance; provided, the vesting and settlement provisions of the Restricted Stock Unit Agreement in the form attached hereto shall be modified to the extent necessary to reflect any Cash Award Payments made prior to the RSU Grant Date, in a manner consistent with Exhibit A.
All unvested Restricted Stock Units (and, if Restricted Stock Units have not been granted, the Cash Award Payments) will immediately vest upon the occurrence of a Change in Control of the Company, as such term is defined in the LTIP on the date hereof, provided that, except as set forth in Section 3(h) of your Special Termination Agreement with the Company dated February 24, 2006 (the “Special Termination Agreement”), you are employed on the date that the Change in Control occurs; provided however, in the event that the Company has not granted Restricted Stock Units to you in accordance with the terms hereof by the date of such Change in Control of the Company, and if such Change in Control is also an event described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, you shall receive the following: (i) 75% of the difference between $1,750,000 and the amount of Cash Award Payments made to you prior to the Change in Control of the Company, which shall be in the form of cash and securities in the same proportion as the restricted stock units of Company’s Chief Executive Officer settle in connection with such Change in Control and (ii) 25% of the

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February 24, 2006

difference between $1,750,000 and the amount of Cash Award Payments made to you prior to the Change in Control of the Company, which shall be paid to you in cash.
On a termination of your employment by the Company without Cause or by you for Good Reason, the portion of the Restricted Stock Units scheduled to vest on the next Vesting Date following your termination shall vest on the date of your termination; provided, however, in the event the Company has not granted Restricted Stock Units to you in accordance with the terms hereof by the date of any such termination, the Company shall pay you the Cash Award Payment scheduled to be paid to you on the next Award Payment Date (or, in the case of any such termination prior to July 1, 2007, the next two Award Payment Dates) following the date of your termination.
You are also eligible to receive additional annual grants of stock options, and/or other equity awards on at least the same basis as other executives of the Company.
Forfeiture of Cash Award Payments.
          a. If you receive any Cash Award Payments and you:
               i. breach any covenant concerning confidentiality or intellectual property or concerning noncompetition or nonsolicitation of clients, prospective clients or personnel of the Company and its Affiliates to which you are or may become a party in the future;
               ii. fail (A) to complete on a timely basis all current and future training relating to the Company’s policies and procedures, including financial reporting and timekeeping training, as communicated in writing to you, (B) to consistently follow all Company policies and procedures and to “Confirm” (as defined in Section 4(d) of the Restricted Stock Unit Agreement) that the employees you supervise are following such Company policies and procedures; provided that the foregoing provision shall apply only after you have completed an initial detailed audit of the Company’s Legal Department, the scope of which audit shall be reasonably satisfactory to the Company’s Board of Directors (or a Committee thereof), or (C) to participate in the Company’s variable compensation program; or
               iii. are terminated for “Cause;”
then, in addition to and without in any way limiting any remedies under any of the covenants described above under this heading “Forfeiture of Cash Award Payments” or otherwise:
                    (A) any unvested Cash Award Payments (i.e. Cash Award Payments for which the Award Payment Date has not elapsed) shall be forfeited automatically on the date you commit such breach as is specified in clause (i) above, you fail to act as specified in clause (ii) above or you are terminated for “Cause;” and

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                    (B) in the event of a breach described in subsection (a)(i) under this heading “Forfeiture of Cash Award Payments”, you shall pay the Company, within five business days of your receipt of a written demand therefor, an amount in cash equal to the aggregate of all Cash Award Payments you received prior to the date of your breach of such covenant; and
                    (C) in the event of a breach described in subsection (a)(ii) of this heading “Forfeiture of Cash Award Payments” or if you are terminated for Cause other than for a breach referenced in subsection (a)(i) of this heading “Forfeiture of Cash Award Payments”, you shall pay the Company, within five business days of your receipt of a written demand therefor, an amount in cash equal to 50% of the aggregate of all Cash Award Payments you received prior to the date of the breach described in subsection (a)(ii) under this heading “Forfeiture of Cash Award Payments” or the date you are terminated for Cause other than for a breach referenced in subsection (a)(i) of this heading “Forfeiture of Cash Award Payments”; and
                    (D) you shall pay to the Company any direct damages in excess of the amounts paid to the Company under clauses (B) or (C) above or under Section 4(a)(B) or (C) of the Restricted Stock Unit Agreement, if applicable.
               b. You agree that by executing this Agreement, you authorize the Company and its Affiliates to deduct any amount or amounts owed by you pursuant to this heading “Forfeiture of Cash Award Payments” from any amounts payable by the Company or any Affiliate to you, including, without limitation, any amount payable to you as salary, wages, vacation pay or bonus. This right of setoff shall not be an exclusive remedy, and the Company’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to you shall not constitute a waiver of this right of setoff with respect to any other amount payable to you or any other remedy.
Annual Bonus. You will be eligible to receive an annual bonus with a target amount equal to 100% of your annual base salary (prorated for 2006) (the “Target Bonus”) upon achievement of reasonable pre-established performance goals. Subject to the sections below titled “Severance” and “Termination by the Company without Cause or by you with Good Reason,” your annual bonus may be paid in cash or any other form in which (and at such time as) annual bonuses are paid to the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Principal Accounting Officer, which shall be no later than the end of the calendar year following the year in respect of which such bonus is payable. Any such payment shall be subject to standard withholdings and deductions.
Sign-On Bonus. On the Effective Date of your employment, the Company will make a cash lump sum payment in the amount of Nine Hundred Thousand Dollars ($900,000), less standard withholdings and deductions (the “Sign-On Bonus”) to you by wire transfer of immediately available funds to the account designated by you in writing. The Sign-On Bonus shall be repaid to the Company within 30 days following termination of your employment by the Company for Cause or by you for any reason (other than (i) by you with Good Reason, (ii) by you under Section 3(a) of the Special Termination Agreement,

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(iii) upon your Disability (as defined in Restricted Stock Unit Agreement) or (iv) upon your death) prior to the first anniversary of the Effective Date.
Retention Bonus. Provided that you remain employed on the payment dates specified below, you will receive a cash lump sum payment in the amount of $375,000 on the first anniversary of the Effective Date and a cash lump sum payment in the amount of $375,000 on the second anniversary of the Effective Date (together, the “Retention Bonus”). Notwithstanding the foregoing, all or any portion of the Retention Bonus remaining unpaid will be paid to you within 5 days of any management-approved Change in Control that occurs while you are still employed.
Benefits/Long-Term Incentives. You will be entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to executives of the Company at a level commensurate with your position.
Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program.
Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.
Severance. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid base salary through the date of termination and any earned but unpaid annual bonus for any preceding year, provided, however, that your employment terminates after the payment date for the annual bonus, (ii) any unpaid accrued personal days or unreimbursed business expenses, (iii) in the circumstances specified below in the section titled “Termination by the Company without Cause or by you with Good Reason” the payments specified in that section, and (iv) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in subsection (iii) above shall be conditioned upon your execution of a full and binding unilateral Release of all claims arising from or associated with your employment with the Company, a form of which is attached hereto (the “Release Agreement”). Severance shall be paid without duty to mitigate.
Termination by the Company without Cause or by you with Good Reason. Upon your termination of employment by the Company without Cause or by you with Good Reason, the Company will pay you a lump sum cash amount equal to the sum of (i) your annual base salary (or, solely in the case of your termination of employment with Good Reason other than pursuant to clause (iv) of the definition of Good Reason, one and one half times your annual base salary) and (ii) your then current Target Bonus. The lump

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sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement as specified in the “Severance” section above assuming that you have not revoked the Release Agreement. The Company will also pay your premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, on your behalf for 18 months after termination of your employment without Cause or with Good Reason.
Special Termination Agreement. You shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached, and while eligible to receive such payments and other benefits you shall not be eligible to receive any payment or benefits under the above sections titled “Severance” and “Termination by the Company without Cause or by you with Good Reason.”
Indemnification and Employee Representations. The Company will indemnify you to the fullest extent permitted by law and the Company’s Articles of Incorporation as in effect as of the Effective Date (regardless of any subsequent changes to such Articles) with respect to your activities on behalf of the Company.
It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees. Solely to assist the Company in completing its review, you affirmatively warrant and represent to the Company that: (1) in your good faith opinion, the duties associated with your prior positions over the past five years have consisted exclusively of the delivery of services and the rendering of legal advice to your corporate employer in connection with the various corporate compliance and finance matters of your employer, and you have neither called upon, met with, or made presentations to clients or prospective clients in connection with the provision of consulting services to them by your employer, other than incidental interaction with such clients or prospective clients or providing such clients or prospective clients with information relating to the corporate structure, financial condition or engagement performance support alternatives of your employer in connection with your duties as Associate General Counsel and (2) you have previously disclosed to the Company all documentation associated with prior employers which may have the effect of restricting your post-employment activities.
Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. The parties acknowledge that you will not be directly engaged in the provision of “BearingPoint Services” (as such term is defined in your Managing Directors Agreement) to clients of the Company.
If you undertake activity on behalf of the Company that is challenged by a prior employer as being in violation of any such agreement, the Company will indemnify you for any claims, losses, costs or expenses that such previous employer may assert against you based on such agreement, including, without limitation, any claim that a previous

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employer may assert to recover any amounts paid or equity granted to you and for any amounts you are required to forfeit or to pay to any previous employer. You will promptly notify the CEO in writing upon being made aware of any such claim, arbitration or litigation, and you shall immediately tender the defense to the Company, which shall have full authority to negotiate, settle or defend any such action in its sole discretion; provided, however, that the Company’s settlement of any action for an amount in excess of the Indemnification Cap Amount shall be subject to your approval; provided, further, that the Company receives a full and complete release of you from your former employer in connection with any such settlement. The Company agrees that the law firm of Skadden, Arps, Slate, Meagher & Flom LLP or, if such firm is unable to represent you, such other nationally recognized firm as is reasonably acceptable to you and the Company, will represent you in connection with any such action, and the Company further agrees to directly pay all costs and expenses of such legal counsel, which costs and expenses shall not otherwise reduce the Indemnification Cap Amount. The aggregate amount the Company shall pay to provide indemnity under this section to reimburse you for (i) amounts you are required to forfeit or to pay to any previous employer, including as damages, and (ii) equity granted to you by a prior employer that you are required to forfeit or return, shall not, in the aggregate with respect to clauses (i) and (ii), exceed $1,250,000 (the “Indemnification Cap Amount”), and such reimbursement by the Company shall be paid by the Company in cash within 30 days after such forfeiture or reimbursement occurs as a result of a final, nonappealable court order, at the written direction of the Company, or as a result of the Company deciding not to contest such forfeiture, payment or return. Furthermore, your annualized salary will become payable as of the Effective Date, regardless of any legal actions by your current employer that result in a judgment that prohibits you from commencing work on the Effective Date or continuing to work after the Effective Date.
You will be covered under the Company’s D & O liability insurance on the same basis as other senior level executives of the Company.
The Company’s obligation to indemnify you under this heading “Indemnification and Employee Representations” shall survive any termination of this Agreement.
Legal Fees. The Company will pay your reasonable legal fees in connection with the negotiation and drafting of the documents associated with the commencement of your employment with the Company in an amount not to exceed $45,000.
Gross-up.
     (a) If, after the application of Paragraph 7 of the section below titled “Miscellaneous,” it is determined that any payment, benefit or distribution (or any combination thereof) by the Company, or by any trust established by the Company for the benefit of its employees, to or for your benefit (whether payable pursuant to the terms of this Employment Letter, the Restricted Stock Unit Agreement, the Special Termination Agreement or otherwise (a “Payment”)) would be subject to any one or more of the

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surtax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (“Section 409A”), or to any interest or penalties with respect to such surtax (such Section 409A surtax, together with interest and penalties thereon, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by you of all taxes, including, without limitation, any income taxes and any Excise Tax imposed upon the Gross-up Payment, you shall retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment. The intent of this section is that after paying your federal, state and local income taxes and any payroll taxes, you will be in the same position as if you were not subject to the Excise Tax and did not receive the extra payments pursuant to this section.
     (b) Subject to the provisions of subsection (c), all determinations required to be made under this section entitled “Gross Up”, including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm or law firm as may be designated by the Company (the “Firm”). All fees and expenses of the Firm shall be borne solely by the Company. Any Gross-up Payment, as determined pursuant to this section entitled “Gross Up”, shall be paid by the Company to you within five days after the receipt of the Firm’s determination. If the Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Except as provided in this section entitled “Gross Up”, the determination by the Firm shall be binding upon the Company and you.
     (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-up Payment. Such notification shall be given no later than 10 business days after you is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. You shall not pay the claim prior to the expiration of the 30-day period following the date on which it gives notice to the Company. If the Company notifies you in writing prior to the expiration of the period that it desires to contest such claim, you shall:
     (1) give the Company any information reasonably requested by the Company relating to such claim;
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (3) cooperate with the Company in good faith in order to effectively contest such claim; and

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     (4) permit the Company to participate in any proceedings relating to such claim.
Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall direct, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; and provided further, that if the Company directs you to pay any claim and sue for a refund, the Company shall advance the amount of the payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.
     (d) If the Company exhausts its remedies pursuant to subsection (c) and you thereafter are required to make a payment of any Excise Tax, the Firm shall determine the amount of the Gross-up Payment required, and such payment shall be promptly paid by the Company to or for the benefit of you.
     (e) If, after the receipt by you of an amount advanced by the Company pursuant to subsection (c), you become entitled to receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to subsection (c), a determination is made that you are not entitled to any refund with respect to such claim, and the Company does not notify you in writing of its intent to contest such denial of refund within 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-up Payment required to be paid.
Definitions. Solely for purposes of this Employment Letter and your Managing Director Agreement, the following definitions apply:
1.	Notwithstanding any of the provisions of your Managing Director Agreement, “Cause” shall mean the occurrence, failure to cause the occurrence or failure to cure after the occurrence (when a cure is permitted), as the case may be, of any of the following circumstances after your receipt of written notification from the CEO which includes a detailed description of the claimed

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circumstance: (i) your embezzlement, misappropriation of corporate funds , or your material acts of dishonesty; (ii) your commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude; (iii) your engagement, without a reasonable belief that your action was in the best interests of the Company, in any activity that could harm the business or reputation of the Company in a material manner; (iv) your willful failure to adhere to the Company’s material corporate codes, policies or procedures that have been communicated to you in writing; (v) your material breach of any provision of the Managing Director Agreement (provided, however, the definition of “Cause” in the Managing Director Agreement shall be overridden by the definition of “Cause” set forth herein) or this Employment Letter; or (vi) your violation of any statutory or common law duty or obligation to the Company, including, without limitation, the duty of loyalty, provided, however, that in the case of subsections (iii), (iv), (v) and (vi), the Company shall provide you with the opportunity to cure any Cause event during the 30-day period after your receipt of written notice describing the Cause event, provided, however, that a Cause event shall be considered to be cured only if all adverse consequences of the Cause event have been remedied to the reasonable satisfaction of the Company.

2.	Except as otherwise provided herein, “Change in Control” shall have the meaning specified in your Special Termination Agreement with the Company.

3.	“Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances: (i) your required relocation to a principal office outside the Chicago, Illinois metropolitan area, (ii) the Company’s failure to pay any amounts that it is required to pay or provide the defense it is required to provide pursuant to the section above entitled “Indemnification and Employee Representations” in connection with actions filed against you by your prior employer, (iii) the Company’s material failure to honor any provisions of this Employment Letter, the Restricted Stock Agreement, the Special Termination Agreement or the Managing Director Agreement, providing for the payment of compensation to you, (iv) the termination, expiration or lapse of the Director and Officer insurance that the Company maintains for the benefit of its officers and directors (the “D&O Insurance”), unless, within 75 days of such termination, expiration or lapse if such termination, expiration or lapse occurs on or before the first anniversary date of this Agreement or within 45 days of such termination, expiration or lapse if such termination, expiration or lapse occurs after the first anniversary date of this Agreement, the Company renews or otherwise replaces the D&O Insurance with coverage under a policy or policies with limits of liability which are not less than 75% of the limits of liability under the D&O Insurance as in effect as of the Effective Date and the terms and conditions under such

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D&O Insurance are not changed from the D&O Insurance in effect as of the Effective Date in a manner that has a material adverse effect on the coverages and protections afforded to the officers and directors, provided that the Company shall not be afforded the foregoing 75-day or 45-day cure period, as the case may be, if it declines to renew or voluntarily terminates the D&O Insurance at any time, or (v) the failure of the Company to include you as a named insured under the D&O Insurance to the same extent as any other senior officer of the Company and such failure continues for fifteen days; provided that in the case of subclauses (ii) and (iii), an event giving rise to “Good Reason” shall not be deemed to have occurred unless the Company has failed to cure the circumstances giving rise to such event within 30 days following your notice to the CEO of the occurrence of such event.
Other Considerations.
There are a number of other important items we wish to cover in this Employment Letter. They are:
•	Contributory benefits (such as medical, dental, supplemental life insurance, long- term disability and optional accidental death and dismemberment insurance) are effective the first day of the calendar month following the Effective Date, unless you are hired on the first day of the month, in which case they will be effective immediately. All other non-contributory benefits (such as business travel accident insurance, short-term disability and personal days) are effective upon the Effective Date.

•	Please read this Employment Letter and the accompanying Managing Director Agreement and exhibits thereto carefully. Signing these documents is a condition of employment. As noted therein, employment with the Company is not for a specific term and may be terminated (i) by you, upon three months’ notice as specified in your Managing Director Agreement or (ii) by the Company at any time, for any or no reason, with or without Cause.

•	In compliance with the Immigration Reform and Control Act, federal law requires employers to verify work authorization upon hire. We have provided you with information that describes these requirements and the documents you need to bring on your first day of work.

•	In compliance with the Fair Credit Reporting Act, employment with the Company is contingent upon satisfactory completion of the Company’s employment screening process. This includes a public source background inquiry and receipt of satisfactory information regarding your employment history. You will be provided with, and be required to execute, a Disclosure and Authorization for Release of Information form authorizing the Company to compile a background report. If the Company finds that you have made any misrepresentation or is

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dissatisfied with the results of any review of your background, the Company may withdraw any offer of employment or terminate your employment without obligation whatsoever on the part of the Company except payment to you for any services rendered.
Miscellaneous.
1.	Notwithstanding any provisions of the Managing Director Agreement, the Company and you hereby agree as follows:

•	You have provided the Company with copies of all agreements with your prior employers that contain certain purported post employment restrictions.

•	Notwithstanding Section 7 of the Managing Director Agreement, except as otherwise determined by a court or arbitrator, as applicable, each party shall be responsible for all of its own costs (including, without limitation, attorneys’ fees and court costs) incurred in enforcing any agreement against the other party.

•	The Company hereby represents and warrants that the equity awards described herein, this Employment Letter, the Restricted Stock Unit Agreement, the Special Termination Agreement, and the Managing Director Agreement authorized by the Compensation Committee and the Board of Directors.

2.	This Employment Letter can be amended only by a writing signed by both you and the Company. This Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

3.	In the event of any conflict between the provisions of this Employment Letter, the provisions of your Managing Director Agreement and the provisions of the Restricted Stock Agreement, the terms and provisions in this Employment Letter shall control.

4.	This Letter Agreement is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken place, provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefore in accordance with any applicable plan.

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5.	For the purpose of this Employment Letter, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the CEO) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.	It is intended that this Employment Letter will comply with Section 409A and the Agreement shall be interpreted in a manner consistent with such intent. If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409 A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with and receiving your approval (which shall not be unreasonably withheld), reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.

8.	The Company agrees not to make any public announcement of the commencement of your employment with the Company until the Effective Date, unless otherwise mutually agreed in writing and provided you have approved the form of the public announcement.
The items in this Employment Letter, the Restricted Stock Unit Agreement, your Managing Director Agreement and exhibits thereto, your Special Termination Agreement and the other items referred to above represent the Company’s entire offer of employment to you. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter. By signing below, you accept this offer of

Laurent C. Lutz, Esq.
February 24, 2006

employment in accordance with the terms and conditions of employment specified in this Employment Letter. This offer of employment will remain open through February 24, 2006.
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Laurent C. Lutz, Esq.
February 24, 2006

Laurent, we are excited about having you join us. To inform us of your decision, please sign and return this Employment Letter, your Managing Director Agreement and your Special Termination Agreement.
Should you have any questions, please contact me at (703) 747-6400.
Very truly yours,
Harry L. You
Chairman and Chief Executive Officer
BearingPoint, Inc.

ACCEPTED:

Laurent C. Lutz

EXHIBIT A

	Percentage of Restricted Stock Units to Become Vested on Date Specified
RSU Grant Date	RSU Grant Date	12/31/07	12/31/08	12/31/09	12/31/10
Before 7/2/06	60%	10%	10%	10%	10%
7/2/06-6/30/07	42.86%	14.29%	14.29%	14.29%	14.29%
7/1/07-12/31/07	N/A	25%	25%	25%	25%
1/1/08-12/31/08	N/A	N/A	33%	33%	33%
1/1/09-12/31/09	N/A	N/A	N/A	50%	50%
1/1/10-12/31/10	N/A	N/A	N/A	N/A	100%